UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 19, 2013

Harris Preferred Capital Corporation

(Exact Name of Registrant as Specified in its Charter)

Maryland	1-13805	36-4183096
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 West Monroe Street, Chicago, Illinois	60603
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 312-461-1211

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On March 19, 2013, the board of directors of Harris Preferred Capital Corporation (the “Company”) voted to authorize the redemption of all of the Company’s outstanding 7-3/8% Noncumulative Exchangeable Preferred Stock, Series A (the “Preferred Stock”). The redemption of the Preferred Stock, which is subject to the receipt of certain regulatory approvals, including the U.S. Office of the Comptroller of the Currency, is anticipated to commence prior to the end of the second quarter of 2013. Following receipt of regulatory approvals, the Company will issue a public announcement of the commencement of the Preferred Stock redemption and, in accordance with the Company’s Articles of Incorporation, as amended, the Company will transmit a notice to holders of the Preferred Stock containing details regarding the redemption.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this Form 8-K, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this Form 8-K represent the Company’s views as of the date of this filing. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2013	HARRIS PREFERRED CAPITAL CORPORATION

	By:	/s/Pamela C. Piarowski
		Name:	Pamela C. Piarowski
		Title:	Chairman of the Board,
President and Chief Executive Officer